                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY REGISTRANT [X]             FILED BY A PARTY OTHER THAN A REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                EKCO GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

LOGO                                   EKCO Group, Inc.                               Telephone 603 888-1212
                                       98 Spit Brook Road, Suite 102                  FAX 603 888-1427
                                       Nashua, New Hampshire 03062

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 12, 1998

To the Holders of the Company's Capital Stock:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EKCO GROUP, INC. will be held on Tuesday, May 12, 1998, at 9:30 a.m., local time, at Fleet Bank of Massachusetts, N.A., 75 State Street, Eighth Floor Conference Center, Boston, Massachusetts, for the following purposes:

     1. To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are chosen and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on March 19, 1998 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books will not be closed.

     A list of the stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders for any purpose relevant to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the Annual Meeting at the Company's Corporate Headquarters in Nashua, New Hampshire and at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts. The list will likewise be available at the Annual Meeting.

     Stockholders are urged to date, sign, vote and return the enclosed form of proxy at their earliest convenience even if they plan to attend the meeting. A return envelope is enclosed for this purpose which requires no postage if mailed in the United States. The proxy is revocable by the person giving it at any time prior to exercise by written notice received by the Company, by delivery of a duly executed later dated proxy, or by voting the shares in person at the Annual Meeting.

                                            By order of the Board of Directors,
                                            JOHN JAY ALTHOFF
                                            Secretary

March 27, 1998

                                EKCO GROUP, INC.
                         98 SPIT BROOK ROAD, SUITE 102
                          NASHUA, NEW HAMPSHIRE 03062

                                PROXY STATEMENT

     This Proxy Statement is being sent beginning on or about March 27, 1998 to all holders of the common stock, $.01 par value per share ("Common Stock"), and Series B ESOP Convertible Preferred Stock, par value $.01 per share ("ESOP Preferred Stock"), of EKCO Group, Inc. (the "Company") entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 1998 (the "Annual Meeting") in order to provide information on the business to be transacted. Stockholders of record at the close of business on March 19, 1998 are entitled to vote at the Annual Meeting. As of that date, the outstanding voting stock of the Company consisted of 19,153,444 shares of Common Stock and 1,318,681 shares of ESOP Preferred Stock, with each share being entitled to one vote.

     A proxy card is enclosed for your use. YOU ARE SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY TO VOTE YOUR SHARES AND TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE.

     The shares represented by the proxies received will be voted as you specify, or, if no specification is made, will be voted for the election of each of management's eight nominees for election as director. Shares of ESOP Preferred Stock and Common Stock held by the trustee of the Company's Employees' Stock Ownership Plan Trust (the "ESOP") and not allocated to the accounts of plan participants will be voted in proportion to the votes of the shares of ESOP Preferred Stock which have been allocated to the accounts of participants.

     You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company before the Annual Meeting, by submitting a later dated proxy, or by voting the shares in person at the Annual Meeting. The solicitation will be primarily by mail, but may also include telephone, facsimile or oral communication by directors, officers and employees of the Company who will receive no additional compensation for any such solicitation. All costs of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage companies and others for their costs in forwarding proxy materials to the beneficial owners of stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

     KPMG Peat Marwick LLP, who was the Company's independent auditor for the fiscal year ended December 28, 1997 ("Fiscal 1997") and who has been reappointed for the current fiscal year, is expected to have a representative present at the Annual Meeting who will have an opportunity to make a statement if he so desires and who will be available to respond to appropriate questions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on March 10, 1998, the number of shares of Common Stock and ESOP Preferred Stock beneficially owned by each person known by the Company to own more than 5% of either the outstanding Common Stock or ESOP Preferred Stock, by each nominee for election as director, by each individual named in the Summary Compensation Table on page 14 hereof, and by all current executive officers and directors as a group, and the percentage of the outstanding Common Stock and ESOP Preferred Stock which such shares represent. Except as indicated in the accompanying notes and except in the case of the Trust of the ESOP which holds shares of ESOP Preferred Stock and Common Stock on behalf of participants in the ESOP who have voting power and investment power as set forth in the ESOP, the owners have sole voting and investment power with respect to the shares. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one-one hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share, which rights are not presently exercisable.

                                       AMOUNT AND NATURE                      AMOUNT AND NATURE
                                         OF BENEFICIAL          PERCENT OF      OF BENEFICIAL
                                          OWNERSHIP OF            COMMON      OWNERSHIP OF ESOP   PERCENT OF ESOP
         BENEFICIAL OWNERS                COMMON STOCK           STOCK(1)      PREFERRED STOCK    PREFERRED STOCK
         -----------------            --------------------      -----------   -----------------   ---------------
Trust of the EKCO Group, Inc........          2,234,769(2)            11.7%      1,318,681(2)        100%
Employees' Stock Ownership Plan
c/o EKCO Group, Inc.
98 Spit Brook Road
Nashua, NH 03062
First Manhattan Co..................          1,732,942(3)             9.0%             --             --
437 Madison Avenue
New York, New York 10022
Tweedy, Browne Company L.P.
TBK Partners, L.P.               ...          1,614,175(4)             8.4%             --             --
Vanderbilt Partners, L.P.
52 Vanderbilt Avenue
New York, NY 10017
Dimensional Fund Advisors Inc.......          1,114,000(5)             5.8%             --             --
1299 Ocean Avenue
Santa Monica, CA 90401
Pioneering Management Corporation...          1,091,000(6)             5.7%             --             --
60 State Street
Boston, MA 02109
George W. Carmany, III..............             74,753(7)(8)(9)          *             --             --
Stuart W. Cohen.....................             59,881(9)(10)(11)        *          2,378             *
Donato A. DeNovellis................            318,236(7)(9)(10)      1.6%          4,513             *
                                                       (11)(12)
Michael G. Frieze...................             44,753(8)(9)             *             --             --
Avram J. Goldberg...................             42,753(8)(9)             *             --             --
Brian R. McQuesten..................            194,297(9)(10)         1.0%         12,620             *
Kenneth J. Novack...................             16,000(9)                *             --             --
Stuart B. Ross......................             44,373(8)(9)             *             --             --
Malcolm L. Sherman..................          1,032,974(8)(11)         5.1%          1,384             *
Bill W. Sorenson....................             55,714(8)(9)             *             --             --
Herbert M. Stein....................            148,915(8)(9)             *             --             --
Robert Varakian.....................            438,832(7)(9)(10)      2.2%          1,400             *
Jeffrey A. Weinstein................            562,676(7)(9)(10)(11)  2.9%         16,732           1.3%
All Current Directors...............          2,336,547(7)(8)(9)      11.0%         40,174           3.0%
and Executive Officers                                 (10)(11)(12)
as a Group (15 Persons)

---------------

* Represents holdings of less than one percent.

 (1) Computed on the basis of 19,153,444 shares of Common Stock outstanding, plus, in the case of any person deemed to own shares of Common Stock as a result of owning options or rights to purchase Common Stock exercisable within 60 days or ESOP Preferred Stock which is presently convertible into an equal number of shares of Common Stock by the record owner, the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person or group.

 (2) The Trust of the ESOP disclaims beneficial ownership of the shares held by it for the participants in the ESOP.

 (3) Based on an amended Schedule 13G filed in February 1998 by First Manhattan Co. ("FMC"), a registered broker-dealer and investment advisor. FMC has sole voting authority with respect to 163,650 of such shares, more fully described below, shared voting authority with respect to 1,546,092 of such shares, sole dispositive power as to 163,650 of such shares and shared dispositive power with respect to 1,569,292 of such shares. The 163,650 shares referred to above are owned by general partners of FMC and each such partner individually retains sole voting and investment power over such shares. Family members of general partners own an additional 23,750 shares as to which FMC disclaims dispositive power as to 20,750 shares and beneficial ownership as to 3,000 of such shares.

 (4) Based on an amended Schedule 13D jointly filed in June 1996 by Tweedy, Browne Company, L.P. ("TBC"), T.B.K. Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt"). TBC, a registered broker-dealer and investment adviser and a member of the National Association of Securities Dealers, Inc., may be deemed to be the beneficial owner of 1,507,275 of such shares, which are held in the accounts of various customers (the "TBC Accounts"), with respect to which it has obtained sole voting authority as to 1,315,965 of such shares and shared dispositive power as to all 1,507,275 such shares. Included in the TBC shares are 410 shares held in a TBC Account for a charitable foundation of which Christopher H. Browne, a General Partner (as defined below) is a trustee. In addition, TBK and Vanderbilt, each a private investment partnership, beneficially own directly and have sole voting authority and investment discretion with respect to 76,000 and 30,900 of such shares, respectively. The aggregate number of shares of Common Stock with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner as of the date of such amended Schedule 13D is 1,614,175 shares. The general partners of TBC and Vanderbilt are Christopher H. Browne, William H. Browne and John D. Spears (the "General Partners"). All of the General Partners and Thomas P. Knapp are general partners of TBK. The General Partners may be deemed to control TBC and Vanderbilt, and the General Partners and Thomas P. Knapp may be deemed to control TBK. The aggregate number of shares of Common Stock with respect to which each of the General Partners may be deemed to be the beneficial owner by reason of his being a general partner of TBC, TBK and Vanderbilt, respectively, is 1,614,175 shares, with Thomas P. Knapp deemed to be the beneficial owner of 76,000 shares by reason of his being a general partner of TBK. Each of TBC, TBK and Vanderbilt disclaims beneficial ownership of Common Stock held by the other and held in the TBC Accounts.

 (5) Based upon an amended Schedule 13G filed in February 1998 by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor. All of such shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in DFA Investment Trust Company, a Delaware business trust (the "Trust"), or in the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Of the foregoing shares, Dimensional has sole dispositive authority as to all 1,114,000 of such shares and sole voting authority as to 752,100 shares.

     Further, persons who are officers of Dimensional also serve as officers of the Fund and the Trust, and in such capacities, may vote 136,500 additional shares owned by the Fund and 225,400 additional shares owned by the Trust. Dimensional disclaims beneficial ownership of all such shares.

 (6) Based upon a Schedule 13G filed in January 1998 by Pioneering Management Corporation, an investment adviser.

 (7) Includes the following number of shares of Common Stock owned jointly by the following persons and their wives as to which such persons may be deemed to share voting and investment power: Mr. Carmany, 38,000 shares; Mr. DeNovellis, 25,673 shares; and Mr. Varakian, 4,000 shares. Excludes 6,000 shares owned by Mr. Weinstein's children as to which Mr. Weinstein disclaims beneficial ownership.

 (8) Includes the following number of shares of Common Stock currently issuable upon the exercise of stock options held by the following directors pursuant to the Company's 1988 Directors' Stock Option Plan, as amended: Mr. Carmany, Mr. Frieze and Mr. Goldberg, 19,753 shares each, all of which are subject to repurchase by the Company; Mr. Ross, 31,373 shares; Mr. Sherman, 16,162 shares, of which 5,387 shares are subject to repurchase by the Company; Mr. Sorenson, 35,714 shares; and Mr. Stein, 45,714 shares.

 (9) Includes the following number of shares of Common Stock currently issuable upon the exercise of stock options held by the following persons pursuant to the 1987 Stock Option Plan, as amended: Mr. Carmany, Mr. Frieze, Mr. Goldberg, Mr. Ross, Mr. Sorenson and Mr. Stein, 10,000 shares each and Mr. Novack, 15,000 shares, all of which shares are subject to repurchase by the Company; Mr. Cohen, 26,432 shares, of which 10,952 shares are subject to repurchase by the Company; Mr. DeNovellis, 236,345 shares, of which 31,358 shares are subject to repurchase by the Company; Mr. McQuesten, 117,385 shares, of which 5,508 shares are subject to repurchase by the Company; Mr. Sherman, 1,010,000 shares; Mr. Varakian, 423,000 shares, of which 91,667 shares are subject to repurchase by the Company; Mr. Weinstein, 361,228 shares, of which 10,994 shares are subject to repurchase by the Company; and all current executive officers and directors as a group, 2,280,390 shares, of which 250,646 shares are subject to repurchase by the Company.

(10) Includes the following number of shares of Common Stock purchased pursuant to the Company's 1984 and 1985 Restricted Stock Plans, as amended, which are held in escrow, are presently subject to repurchase by the Company and as to which certain transfer restrictions apply: Mr. Cohen, 16,366 shares; Mr. DeNovellis, 39,174 shares; Mr. McQuesten, 15,710 shares; Mr. Varakian, 10,000 shares; Mr. Weinstein, 30,158 shares; and all current executive officers and directors as a group, 114,908 shares.

(11) Includes the number of shares of ESOP Preferred Stock listed in the table, if any, and the following number of shares of Common Stock allocated to the ESOP accounts of the following participants: Mr. Cohen, 705 shares; Mr. DeNovellis, 1,263 shares; Mr. McQuesten, 2,958 shares; Mr. Sherman, 428 shares; Mr. Varakian, 432 shares; Mr. Weinstein, 3,708 shares; and all current executive officers and directors as a group, 9,783 shares. Mr. DeNovellis, an executive officer, is also the trustee of the ESOP, but the 1,318,681 shares of ESOP Preferred Stock and the 916,088 shares of Common Stock held by the ESOP and not allocated to the accounts of executive officers are not included in calculating the number of shares held by "All Current Directors and Executive Officers as a Group," and Mr. DeNovellis disclaims beneficial ownership of shares of ESOP Preferred Stock and Common Stock held by the ESOP (other than shares specifically allocated to his account under the ESOP).

(12) Includes 11,410 shares of Common Stock held by retirement plans of subsidiary corporations of which Mr. DeNovellis is trustee and as to which Mr. DeNovellis disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

     Each director will hold office until the next annual meeting of stockholders and until his successor is chosen and qualified, or until his earlier resignation or removal. The Board of Directors has inquired of each nominee and determined that each will serve if elected. If any of the nominees becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event shares of Common Stock and ESOP Preferred Stock, pursuant to directions received from the ESOP participants, represented by proxies will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy.

     Biographical summaries and ages as of March 25, 1998 of those persons nominated by the Board of Directors for election as a director are listed below. No nominee for director or executive officer has any family relationship with any other nominee or with any other executive officer of the Company.

GEORGE W. CARMANY, III; AGE 58; PRESIDENT, G.W. CARMANY COMPANY (AN ADVISOR TO AND INVESTOR IN SMALL COMPANIES).

     Mr. Carmany has served as a director of the Company since February 1997 and is President of G.W. Carmany Company, which he established in 1995. From 1975 until 1994, he served American Express Company (a global travel and financial services company) in senior positions in that company's international banking division and at the corporate level, including Senior Executive Vice President, Treasurer and Director of its subsidiary The Boston Company (an investment manager and private bank) from July 1990 to May 1993 and Chairman of Olympia and York Noteholders Steering Committee from November 1992 to April 1994. Mr. Carmany is a director of Equivest Finance, Inc. (a finance company).

MICHAEL G. FRIEZE; AGE 60; CHIEF EXECUTIVE OFFICER, EXECUTIVE VICE PRESIDENT AND TREASURER OF THE SEVERAL GORDON BROTHERS COMPANIES (A GROUP OF COMPANIES WHICH PROVIDE RETAIL, MERCHANT AND FINANCIAL SERVICES AND WHOLESALE AND RETAIL FINE JEWELRY).

     Mr. Frieze has served as a director of the Company since February 1997. In 1966, he joined Gordon Brothers companies, where he has served Gordon Brothers Corporation (a jewelry distributor) as Chairman since January 1992, Chief Executive Officer since January 1991, Executive Vice President since October 1993 and Treasurer since October 1990. He has served Gordon Brothers Partners, Inc. (a merchant services company) as Chief Executive Officer, Executive Vice President and Treasurer since January 1992. In addition, he also serves various other Gordon Brothers companies in similar executive capacities, including Jewelry Promotions, Inc. (a jewelry sales company), Kurt Gutman Jewelry, Inc. (an importer and distributor of gold and jewelry), Gordon Brothers Capital Corporation (a financial services company) and Gordon Brothers Ltd. (a U.K. merchant services company).

AVRAM J. GOLDBERG; AGE 68; CHAIRMAN, THE AVCAR GROUP, LTD. (A MANAGEMENT CONSULTING FIRM).

     Mr. Goldberg has served as a director of the Company since February 1997 and has been Chairman of The AVCAR Group since 1990. From 1958 to 1989, Mr. Goldberg served The Stop & Shop Companies, Inc. (a chain of supermarket and mass retailing stores) in a number of senior executive positions, including

Chairman of the Board and Chief Executive Officer from 1985 to 1989. Mr. Goldberg serves as a director of Whole Foods Market, Inc. (a chain of natural foods supermarkets).

KENNETH J. NOVACK; AGE 56; MEMBER OF THE FIRM OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. (A LAW FIRM).

     Mr. Novack has served as a director of the Company since March 1998. He is a member of the firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., which he joined in 1966. The firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Mr. Novack have served as outside legal counsel to the Company since 1988. Mr. Novack is a director of Organogenesis Inc. (a biotechnology management company).

STUART B. ROSS; AGE 60; EXECUTIVE VICE PRESIDENT, XEROX CORPORATION (A WORLDWIDE DOCUMENT PROCESSING SERVICING COMPANY); CHAIRMAN AND CHIEF EXECUTIVE OFFICER, XEROX FINANCIAL SERVICES, INC. (A FINANCIAL SERVICES COMPANY).

     Mr. Ross has served as a director of the Company since February 1989. He has served in his present positions with Xerox Corporation and Xerox Financial Services since May 1990.

MALCOLM L. SHERMAN; AGE 66; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

     Mr. Sherman has served as Chief Executive Officer of the Company since December 1996, Chairman of the Board since July 1996 and as a director of the Company since May 1995. From February 1993 to July 1996, Mr. Sherman served as a consultant to the Company. He has served since February 1993 as Chairman of the Board of Advisors of Gordon Brothers companies. He served as Chairman and a director of K.T. Scott, Ltd. (a chain of wallpaper and window treatment stores) from January 1991 to August 1995. He served as President and Chief Executive Officer of Morse Shoe, Inc. (a manufacturer, importer and retailer of shoes) from January 1992 until December 1993. Prior to 1988, Mr. Sherman served Zayre Stores (a chain of general merchandise discount stores) in a number of executive capacities, including Chairman from 1982 to 1987, and from 1972 to 1987 served Zayre Corporation (a group of companies engaged in retail businesses) as its Executive Vice President. Mr. Sherman is a director of Maxwell Shoe Co. (a shoe importer) and One Price Clothing, Inc. (a chain of sportswear stores).

BILL W. SORENSON; AGE 66; CHAIRMAN AND DIRECTOR, MANAGEMENT RESOURCES OF AMERICA, INC. (A MANAGEMENT CONSULTING FIRM); CHAIRMAN AND DIRECTOR, AMERICAN SPORTS PRODUCTS GROUP INC. (A HOLDING COMPANY WHICH OWNS SPORTS EQUIPMENT MANUFACTURING BUSINESSES).

     Mr. Sorenson has served as a director of the Company since October 1986 and has been Chairman and a director of Management Resources of America, Inc. since January 1986 and was its Chief Executive Officer from January 1986 to May 1994. He has been Chairman and a director of American Sports Products Group Inc. since May 1994.

HERBERT M. STEIN; AGE 69; CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR, ORGANOGENESIS INC. (A BIOTECHNOLOGY DEVELOPMENT COMPANY); PRESIDENT, H. M. STEIN & CO., INC. (A FINANCIAL MANAGEMENT FIRM).

     Mr. Herbert Stein has served as a director of the Company since September 1981. He has served as Chairman of Organogenesis Inc. since February 1991 and its Chief Executive Officer and a director since 1987. Mr. Stein has also served as President of H. M. Stein & Co., Inc. since 1970. He is a director of Apogee Technology (a company engaged in research and development of digital amplification).

COMMITTEES OF BOARD OF DIRECTORS AND MEETING ATTENDANCE

     Audit Committee. The Audit Committee currently consists of three non-employee directors: George W. Carmany, III, Michael G. Frieze and Herbert M. Stein. The Audit Committee reviews the engagement of the Company's independent auditors. The Audit Committee also reviews the audit fees of the independent auditors and the adequacy of the Company's internal accounting procedures. The Audit Committee met two times during Fiscal 1997.

     Compensation Committee. The Compensation Committee currently consists of three non-employee directors: Avram J. Goldberg, Stuart B. Ross and Bill W. Sorenson. The Compensation Committee reviews, approves and makes recommendations regarding the Company's compensation policies, practices and procedures to ensure that the legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee administers the Company's 1984 and 1985 Restricted Stock Plans (collectively, the "1984 and 1985 Plans"), the 1987 Stock Plan (the "1987 Stock Plan") and the 1984 Employee Stock Purchase Plan. The Committee met six times during Fiscal 1997.

     Other Committees. The Executive Committee currently consists of Malcolm L. Sherman, George W. Carmany, III and Michael G. Frieze. The Executive Committee has the authority to take all actions that could be taken by the full Board of Directors with certain exceptions. The Executive Committee meets as necessary between regularly scheduled meetings of the Board of Directors to take such action as is advisable for the efficient operation of the Company. The Executive Committee met two times during Fiscal 1997. The Company does not have a standing nominating committee or any other regular committee.

     Meeting Attendance. During Fiscal 1997, there were fifteen meetings of the Board of Directors, and the various committees of the Board of Directors met a total of ten times. All the members of the Board of Directors attended at least 87% of the aggregate of all meetings held by the Board of Directors and the Committees of the Board upon which they served. In addition, from time to time, the members of the Board of Directors and its committees act by unanimous written consent pursuant to Delaware law.

     REQUIRED VOTE FOR APPROVAL -- The affirmative vote of holders of a majority of the issued and outstanding shares of the capital stock of the Company present in person or represented by proxy and entitled to vote at the Meeting is required to elect each director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH PERSON NOMINATED AS A DIRECTOR.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

     Directors of the Company who are not employees receive an annual fee of $10,000, a fee of $1,000 for each Board of Directors' meeting attended, including telephonic meetings, and reimbursement of meeting travel expenses. Such directors also receive a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors, including telephone meetings. Mr. Sherman, an employee director, does not receive additional compensation for serving on the Board of Directors.

DIRECTORS' STOCK OPTIONS

     As of March 19, 1998, the Company had 286,072 shares available for future grants under the 1988 Directors' Stock Option Plan, as amended (the "Directors' Plan"). The Directors' Plan provides for the granting of non-qualified stock options (each, a "Director Option") to purchase Common Stock to non-employee directors of the Company. Under the terms of the Directors' Plan, Director Options are automatically granted to Outside Directors (as defined) at the time they so qualify. An "Outside Director" is a director who is not an employee of the Company or an affiliate (as defined) of the Company, who has not been so employed within one year before the time of grant, and has been elected as a director by the stockholders of the Company. No Outside Director may be granted more than one Director Option. The option exercise price for each share of Common Stock covered by a Director Option is the fair market value (as defined) of such share on the date the Director Option is granted. Each Director Option covers that number of shares determined by dividing $100,000 by the fair market value of a share of Common Stock on the date of grant, but in no event may the number of shares subject to such Director Option be greater than 50,000. Each Director Option has a term of ten years from the date of grant, subject to earlier termination as provided in the Directors' Plan.

     Each outstanding Director Option is exercisable at any time and from time to time in accordance with the terms of the Directors' Plan. Shares purchased pursuant to the exercise of any Director Option are subject to repurchase by the Company within three years of the date of grant of the Director Option at the exercise price upon termination of the Outside Director's directorship with the Company as follows: as to all shares so purchased if termination occurs prior to the first anniversary of the date of grant of the Director Option; as to up to two-thirds of the shares purchased pursuant to the Director Option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares purchased pursuant to the Director Option if termination occurs prior to the third such anniversary. The shares cease to be subject to the right of the Company to repurchase them if termination of the directorship is due to the death of the Outside Director or if a change of control (as defined) of the Company occurs at any time before the Outside Director's directorship is terminated.

     In October 1997, each Outside Director was granted a stock option covering 10,000 shares of Common Stock at an option exercise price of $6.4688 per share (the fair market value (as defined) of the shares on the date of grant) pursuant to the Company's 1987 Stock Option Plan, as amended (the "1987 Stock Plan") and Mr. Novack, in his capacity as a consultant to the Company, was likewise granted a stock option for 15,000 shares on the same date. The terms of the option grants, other than as to the number of shares granted, are the same as the Director Options described above, except for the option to Mr. Novack, which becomes exercisable in equal annual installments over a five-year period assuming his continued consultancy relationship with the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the three-member Compensation Committee of the Board of Directors. The following is a report covering compensation paid or accrued in Fiscal 1997, which is submitted by the Compensation Committee whose members currently are Avram J. Goldberg, Stuart B. Ross and Bill W. Sorenson. This report addresses the elements of the executive compensation program for Fiscal 1997, including a discussion of the decisions regarding the Fiscal 1997 compensation of the CEO and the Company's other executive officers who were executive officers in Fiscal 1997, including the persons named in the Summary Compensation Table below (collectively, "Senior Management").

     The Compensation Committee has considered the effect of the limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the Company's compensation policies and practices. Section 162(m) generally disallows a tax deduction by a public company for annual compensation in excess of $1 million paid to its CEO and to any of the Company's four other most highly compensated executives. It is the policy of the Compensation Committee and Board of Directors to seek to preserve tax deductibility of compensation paid to executives unless regulatory requirements to do so are contrary to the best interests of the Company and its stockholders.

At last year's annual meeting of stockholders, the stockholders approved an amendment to the 1987 Stock Plan which had the effect of excluding from the limitation on deductible compensation under Section 162(m) compensation of the Company's executives as a result of their exercise of non-qualified stock options under the 1987 Stock Plan. Compensation attributable to the Company's 1995 Incentive Plan, more fully described below, including restricted stock issued pursuant to the 1984 and 1985 Plans (but excluding stock options granted under the 1987 Stock Plan), does not currently qualify for any exception to the
Section 162(m) tax deduction limitations and therefore counts against the $1 million limit.

     CEO COMPENSATION -- The CEO's compensation was negotiated by a Special Committee of the board of directors in late 1996 with the advice of KPMG Peat Marwick LLP ("KPMG"), who acted as independent compensation consultants to the Company to assist the Special Committee in determining reasonable compensation arrangements with the CEO. This arrangement was subsequently approved by the Compensation Committee in November 1996.

     The CEO's compensation is comprised of an annual salary of $250,000, such bonus as may be determined by the Board of Directors or the Compensation Committee and a stock option to purchase 900,000 shares of Common Stock pursuant to the Company's 1987 Stock Plan. No bonus was awarded for Fiscal 1997. KPMG compared the CEO's above-described compensation to a compensation peer group consisting of fifteen consumer goods companies, some of which were substantially larger and some substantially smaller than the Company. The CEO's cash compensation was found to be less than the 25th percentile of such companies and his long-term compensation was above that paid to other newly hired chief executive officers but reflected the relatively high risk involved with stock options. Overall, the CEO's total compensation was at median competitive levels with respect to other recently hired chief executive officers. The CEO's Fiscal 1997 compensation also includes an award of stock options made by the Compensation Committee in February 1997 when performance unit right ("SAR") awards made to the CEO and certain Senior Management under the 1996 Performance Unit Rights Award Plan, as amended, were cancelled and replaced by stock options granted pursuant to the 1987 Stock Plan and valued at 110% of the value of the SARs using the Black-Scholes option pricing model adapted for use in valuing executive stock options and SARs.

     With respect to the 900,000 share stock option, all 900,000 shares are currently exercisable (300,000 shares were exercisable on the December 1996 option grant date and the remaining 600,000 option shares became exercisable in Fiscal 1997 when the fair market value (as defined) of the Common Stock as reported by the New York Stock Exchange ("NYSE") became equal to or greater than $6.00 as to 300,000 option shares and $8.00 as to the remaining 300,000 option shares).

     SENIOR MANAGEMENT -- GENERAL -- Compensation in Fiscal 1997 for Senior Management (other than Robert Varakian whose compensation is discussed in "Other Arrangements" below) was based upon the Company's 1995 Incentive Compensation Plan for Executive Employees (the "1995 Incentive Plan") for each participating executive. The purpose of the 1995 Incentive Plan is to enable the Company and its subsidiaries to attract and retain highly qualified executive management and to motivate such individuals by providing competitive total compensation based partly on their performance and partly on the performance of the Company. The 1995 Incentive Plan provides variable performance incentives based on the Company's performance and the participating executive's individual performance and contribution to the achievement of Company objectives.

     The structure of the 1995 Incentive Plan was originally proposed by Towers Perrin, an independent compensation consulting firm retained by the Compensation Committee for compensation during the period of the Company's 1995 through and including its 1999 fiscal year. In February 1997 upon the recommendation of the CEO, the Compensation Committee replaced the cash bonus component of the 1995 Incentive Plan with a cash incentive plan (the "1997 Cash Bonus Plan") based upon the Company's operating budget as approved by the Board of Directors. The 1995 Incentive Plan was further modified in Fiscal 1997 based upon the recommendations made to the Compensation Committee by Coopers & Lybrand, L.L.P. ("Coopers & Lybrand"), an independent executive compensation consulting firm retained by the Compensation Committee. Coopers & Lybrand conducted an analysis of the 1995 Incentive Plan's base, short-term and long-term compensation and assessed these elements against published survey data representing an average of 300 companies in similar industries and/or of comparable revenue size. The 1995 Incentive Plan, as modified, is described as follows:

     The 1995 Incentive Plan consists of three components: Base compensation, cash-based incentive compensation awards in accordance with the 1997 Cash Bonus Plan and long-term incentive awards of (i) restricted stock made in the Company's 1995 fiscal year which vests based on performance goals for each of the five fiscal years beginning in fiscal 1995 (with no further grants to be made through 1999), and (ii) stock options granted in fiscal 1995 through Fiscal 1997, with awards in future years to be made at the discretion of the Compensation Committee.

     The 1997 Cash Bonus Plan was implemented in order to provide a more reasonably achievable incentive to reward participating Senior Management if the Company achieves or exceeds its operating budget in Fiscal 1997 and in future years. As consideration for participating in the 1997 Cash Bonus Plan, each participating executive agreed to forego receipt of 50% of the number of stock options which otherwise would have been awarded under the terms of the 1995 Incentive Plan at the beginning of Fiscal 1997. Target bonus amounts for participating executives remained the same for Fiscal 1997 as those which had been established in the Company's 1996 fiscal year pursuant to the 1995 Incentive Plan. The 1997 Cash Bonus Plan provides for payment of a participating executive's target bonus for a fiscal year as follows: If the budgeted profit (as defined) is fully achieved, then 60% of the target bonus will be paid; for every variance of 5% above or below budgeted profit, payment is increased or decreased, as the case may be, by one-third of this portion of the target bonus, with no upper limit in the bonus earned from achievement of profit in excess of the budgeted profit and no target bonus payable at 85% or less of budgeted profit. The remaining 40% of the target bonus will be payable only if (i) actual achieved profit exceeds 85% of budgeted profit, and then (ii) in the following manner: up to a maximum of 20% from the successful accomplishment of goals and objectives specific to the individual as approved by the individual's supervisor and the CEO, and 20% to be discretionary with the review and approval of the CEO.

     The 1995 Incentive Plan provides participating executives with the option to have all or a portion of any bonus paid either in cash or deferred until a specified date or time and up to 20% of any increase in base compensation over the prior year's base compensation paid either in cash or deferred, with deferrals to be solely invested in interest bearing accounts. There were no deferrals in Fiscal 1997.

     Stock options and restricted stock are subject to the terms and conditions of the Company's respective stock plans and such additional restrictions as may be specified in the 1995 Incentive Plan. Such terms and conditions are more fully described below and in the notes following the Summary Compensation and Option Grants Tables. In the event of a change of control (as defined), the 1995 Incentive Plan provides for accelerated payment of unpaid annual incentive compensation amounts, the lapsing of the Company's repurchase rights on stock acquired through the exercise of stock options and the lapsing of all restrictions on restricted stock.

     FISCAL 1997 TOTAL REMUNERATION -- Total remuneration for Mr. Cohen, Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein, the members of Senior Management who participate in the 1995 Incentive Plan ("Participating Senior Management"), was changed in Fiscal 1997 to reflect the 1997 Cash Bonus Plan and its concomitant 50% reduction in stock option shares awarded in such year and the changes noted below in "Fiscal 1997 Cash Compensation," and their total remuneration for Fiscal 1997 is comprised of their base salary and stock options, more fully described below in "Long-Term Incentive Awards."

     FISCAL 1997 CASH COMPENSATION -- Coopers & Lybrand performed a comparative assessment of base salary and target bonus opportunities, which was based upon compensation data for Participating Senior Management as of January 1997. Coopers & Lybrand concluded that these cash components of compensation, when compared to companies in similar industries and/or comparable revenue size, generally ranged between the 50th and 75th percentile levels. In July 1997, the Compensation Committee approved the following increases in base salary and target bonus as recommended by Coopers & Lybrand, which reflected Mr. DeNovellis' job responsibilities and Mr. Weinstein's new responsibilities as head of the Company's international division: Mr. DeNovellis' base salary was increased by 10.2% and his target bonus was increased 6.9%, and Mr. Weinstein's base salary was increased by 6.7% and his target bonus was increased 11%, both as compared to cash compensation for the Company's 1996 fiscal year. In September 1997, the Compensation Committee approved a 4% increase in Mr. McQuesten's base salary in accordance with management's recommendation. For Fiscal 1997, Participating Senior Management did not defer any of their Fiscal 1997 salary increases. No bonuses were paid for Fiscal 1997 to Participating Senior Management because the requisite percentage of budgeted profit under the 1997 Cash Bonus Plan was not achieved.

     LONG-TERM INCENTIVE AWARDS -- The Compensation Committee approved the grant for Fiscal 1997 of stock options reflected in the tables that follow pursuant to the 1987 Stock Plan and the 1995 Incentive Plan to Participating Senior Management, as modified by the 1997 Cash Bonus Plan. Each option granted under the 1987 Stock Plan is referred to as an "Option." The number of shares covered by options granted in Fiscal 1997 to Participating Senior Management pursuant to the 1995 Incentive Plan was at the rate of 50% of the number set by the Compensation Committee in January 1995. (The January 1995 and January 1996 awards were based on total remuneration percentages which obtained in the Company's 1995 fiscal year at a $3.79 Black-Scholes value calculated by Towers Perrin based upon a $6.375 share closing price of the Common Stock as reported by the NYSE on January 3, 1995, the date of allocation and the first such award.) Option grants provide the right to purchase shares of Common Stock at the fair market value on the date of grant. Each Option for Fiscal 1997 for Participating Senior Management becomes exercisable immediately but is subject to repurchase rights of the Company which lapse over three years from the date of grant of the Option or upon the executive's death or disability (as defined), upon a change of control (as defined), or in accordance with the terms of Participating Senior Management's employment agreements, more fully described in "-- Employment, Termination of Employment and Change of Control Arrangements" below.

     The Compensation Committee approved the award in fiscal 1995 of grants of restricted stock reflected in the Summary Compensation Table below pursuant to the 1984 and 1985 Plans to Participating Senior Management, with no further grants to be made pursuant to the 1995 Incentive Plan through fiscal 1999. The number of shares granted was set by the Compensation Committee based on the total remuneration percentages for the Company's 1995 fiscal year based on the $6.375 share closing price of the Common Stock as reported by the NYSE on January 3, 1995, the date of award. Under the 1995 Incentive Plan and the individual restricted stock purchase agreements, the shares are apportioned into five blocks ("Performance Blocks"), with each identified with one fiscal year in the 5-year period beginning with fiscal 1995 and ending with fiscal 1999. Restrictions on disposition of shares in each Performance Block lapse either (i) if the specified Target Return on Capital (as defined) for the performance of the Company for the designated year is achieved, then at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined) for each full year of employment following the later to occur of (a) January 1 of the year designated for the Performance Block, or
(b) the closing date (as defined) for the shares in such Performance Block; (ii) upon the purchaser's death or disability (as defined); (iii) upon a change of control (as defined); or (iv) upon specified continued service with the Company. The restrictions on disposition also lapse in accordance with the terms of Participating Senior Management's employment agreements, more fully described in "-- Employment, Termination of Employment and Change of Control Arrangements" below.

     OTHER ARRANGEMENTS -- Mr. Varakian's Fiscal 1997 compensation from December 30, 1996 through November 14, 1997 was based upon a September 25, 1996 Employment Agreement negotiated between Housewares and Mr. Varakian which provided for a base salary of $300,000 per annum and a cash bonus for Fiscal 1997 of $200,000. The Employment Agreement was amended as of November 14, 1997 when he assumed responsibility as President of Housewares. The Employment Agreement, as amended, is more fully described in "-- Employment, Termination of Employment and Change of Control Arrangements" below and includes a stock option covering 75,000 shares of Common Stock awarded to Mr. Varakian in November 1997 pursuant to the 1997 Stock Plan, more fully described below in "-- Option Grants Table."

     SAR CANCELLATIONS -- In February 1997, the Compensation Committee approved the cancellation of SAR awards previously made to the CEO, Mr. DeNovellis, Mr. Varakian and Mr. Weinstein in fiscal 1996 pursuant to the Company's 1996 Performance Unit Rights Award Plan in exchange for the grant of stock options pursuant to the 1987 Stock Plan, more fully described in Note 2 to the "Option Grants Table" below. The stock options were valued at 110% of the value of the SARs using the Black-Scholes option pricing model adapted for use in valuing executive stock options and SARs.

     The tables below and the accompanying footnotes reflect the decisions covered by the above discussion.

AVRAM J. GOLDBERG                 STUART B. ROSS                BILL W. SORENSON

PERFORMANCE GRAPH

     The following table compares the total shareholder return to the Company's Common Stock with the Standard & Poors 500 Index and the Dow Jones Consumer Non-Cyclical Index for a period of five years and assumes $100 was invested on December 31, 1992. Total return assumes that dividends, if any, were reinvested. The stock performance in the table below is not necessarily indicative of future price performance.

        Measurement Period            'EKCO Group,                            'DJ Consumer,
      (Fiscal Year Covered)               Inc.'             S & P 500         Non-Cyclical'
Dec-92                                     100                 100                 100
Dec-93                                      70                 110                  97
Dec-94                                      65                 112                 107
Dec-95                                      60                 153                 157
Dec-96                                      44                 193                 196
Dec-97                                      75                 243                 233

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table includes individual compensation information for the Company's CEO, each of the four other most highly compensated executive officers of the Company in Fiscal 1997 who were serving as executive officers of the Company at the end of Fiscal 1997 and one additional individual (Robert Varakian) who was not serving as an executive officer at the end of Fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the last three fiscal years:

                                                                                   LONG TERM
                                           ANNUAL COMPENSATION                COMPENSATION AWARDS
                                           --------------------   -------------------------------------------
                                                                  RESTRICTED     SECURITIES
             NAME AND                                               STOCK        UNDERLYING       ALL OTHER
            PRINCIPAL                       SALARY      BONUS      AWARD(S)     OPTIONS/SARS     COMPENSATION
           POSITION(S)              YEAR    ($)(1)       ($)      ($)(2)(3)       (#)(2)(4)         ($)(5)
           -----------              ----    ------      -----     ----------    ------------     ------------
Malcolm L. Sherman................  1997    250,000         --          --     110,000              23,674
Chairman and Chief Executive        1996     18,108         --          --     900,000/100,000      76,612
  Officer
Stuart W. Cohen...................  1997    182,300         --          --     6,424                14,148
Vice President, Strategic Planning  1996    182,300         --          --     12,847                5,127
and Business Development            1995     97,596         --     108,425     7,161                    --
Donato A. DeNovellis..............  1997    236,615         --          --     122,269              28,480
Executive Vice President,           1996    207,000      6,297      21,739     24,538/100,000       22,609
Finance & Administration and Chief  1995    207,000      6,297     212,821     24,538               27,471
Financial Officer
Brian R. McQuesten................  1997    131,969         --          --     4,131                59,621
Vice President and Controller       1996    113,700      2,843      18,256     8,262                14,514
                                    1995    113,700      2,843      78,642     6,992                20,645
Robert Varakian...................  1997    308,654    200,000          --     350,000              14,200
President, EKCO Housewares, Inc.    1996    300,000    199,000      51,500     33,000/250,000           --
and President, B. VIA
International Housewares, Inc.(6)
Jeffrey A. Weinstein..............  1997    244,507         --          --     63,246               28,916
Executive Vice President            1996    219,600      7,320      16,248     16,491/50,000        23,178
and President, EKCO International,  1995    219,600      7,320     165,024     16,491               28,766
Inc.

---------------

(1) The amounts shown include the individual's before-tax contributions to the Company's 401(k) retirement plan.

(2) Pursuant to the Company's Series A Junior Participating Preferred Stock Purchase Rights Plan, with each share of Common Stock issued, including shares of Common Stock issued in connection with a compensation plan, a right to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock will be issued. Such rights are not currently exercisable.

(3) On December 28, 1997, the number of shares listed below were held in escrow pursuant to the terms of the 1984 and 1985 Plans for each named purchaser. The shares are valued as of December 26, 1997 at $7.25 per share (net of consideration paid).

                                                                 NO. OF    MARKET VALUE
                                                                 SHARES    AT 12/26/97
                                                                 ------    ------------
    Stuart W. Cohen............................................. 16,366      $117,017
    Donato A. DeNovellis........................................ 39,174      $280,095
    Brian R. McQuesten.......................................... 15,710      $112,327
    Robert Varakian............................................. 10,000      $ 71,500
    Jeffrey A. Weinstein........................................ 30,158      $215,630

     The foregoing number of shares of Mr. Cohen and Mr. Varakian and 35,080 shares of Mr. DeNovellis, 12,080 shares of Mr. McQuesten and 26,900 shares of Mr. Weinstein are apportioned into Performance Blocks, with each identified with a fiscal year of a 5-year period beginning with fiscal 1995 (or for Mr. Varakian, a 4-year period beginning with fiscal 1996) and ending with fiscal 1999. Restrictions on disposition on shares in each Performance Block lapse either (i) if the specified Target Return on Capital (as defined) for the performance of the Company for the designated fiscal year is achieved, then at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined) (or for Mr. Varakian, 25% per year on each of the first, second, third and fourth such anniversaries) for each full year of employment following the later to occur of (a) January 1 of the year designated for the Performance Block or (b) the closing date for the shares in such Performance Block; (ii) upon the purchaser's death, disability (as defined); (iii) upon a change of control (as defined); or (iv) upon specified continued service with the Company.

     The remaining shares of restricted stock of Mr. DeNovellis (4,094 shares), Mr. McQuesten (3,630 shares) and Mr. Weinstein (3,258 shares) are held in escrow as a result of the election made by such individuals to defer all or a portion of their increases in salary for fiscal 1995 in accordance with the terms of the 1995 Incentive Plan. Restrictions on disposition of such shares lapse in accordance with the terms of the 1995 Plan at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined), provided that the purchaser is at each such anniversary date an employee or director of the Company, upon the purchaser's death or disability (as defined) or upon a change of control (as defined).

(4) Options to purchase the number of shares shown were granted pursuant to the 1987 Stock Plan. The following number of shares were granted in Fiscal 1997 in consideration for the cancellation of SARs which had been granted pursuant to the 1996 Performance Unit Rights Award Plan in the prior fiscal year at the rate of 110% of the SARs using the Black-Scholes option pricing model adapted for use in valuing executive stock options and SARs: Mr. DeNovellis, 110,000 shares; Mr. Sherman, 110,000 shares; Mr. Varakian, 275,000 shares; and Mr. Weinstein, 55,000 shares.

(5) The amounts shown for Fiscal 1997 consist of (i) the sum of the economic benefit to each of the following persons for split dollar life insurance coverage plus the difference between the premiums paid in 1997 and the present value of the recoverable premium as follows: Mr. DeNovellis, $14,280; Mr. McQuesten, $7,072; and Mr. Weinstein, $13,929 (Mr. Sherman, Mr. Cohen and Mr. Varakian did not have such coverage); (ii) automobile allowances and other automobile payments as follows: Mr. Sherman, $9,631 and Mr. McQuesten, $37,562 (Mr. DeNovellis, Mr. Varakian and Mr. Weinstein have the use of Company-owned automobiles instead of automobile allowances, and Mr. Cohen does not have such an allowance); and (iii) the value of shares of ESOP Preferred Stock and Common Stock allocated to the account of each person for plan year 1997 pursuant to the ESOP, as follows:

    Mr. Sherman, $14,043; Mr. Cohen, $14,148; Mr. DeNovellis, $14,200; Mr.
    McQuesten, $14,987; Mr. Varakian, $14,200; and Mr. Weinstein, $14,987.

(6) Mr. Varakian became President of Housewares on November 14, 1997, at which time he ceased serving as an executive officer of the Company.

OPTION GRANTS TABLE

     The following table sets forth information as to option grants made by the Company during Fiscal 1997 to the Named Executive Officers pursuant to the 1987 Stock Plan:

                                                    % OF TOTAL
                                     NUMBER OF       OPTIONS
                                     SECURITIES     GRANTED TO                                  GRANT
                                     UNDERLYING     EMPLOYEES      EXERCISE                     DATE
                                      OPTIONS       IN FISCAL       PRICE      EXPIRATION      PRESENT
               NAME                  (#)(1)(2)         YEAR         ($/SH)        DATE       VALUE($)(3)
               ----                  ----------    ------------    --------    ----------    -----------
Malcolm L. Sherman.................   110,000          13.6         4.125       02-05-07       224,257
Stuart W. Cohen....................     6,424           0.8         4.250       03-04-07        13,513
Donato A. DeNovellis...............    12,269          15.1         4.250       03-04-07        25,808
                                      110,000                       4.125       02-05-07       224,257
Brian R. McQuesten.................     4,131           0.5         4.250       03-04-07         8,690
Robert Varakian....................   275,000          43.2         4.125       02-05-07       560,643
                                       75,000                       6.875       12-14-07       276,450
Jeffrey A. Weinstein...............     8,246           7.8         4.250       03-04-07        17,345
                                       55,000                       4.125       02-05-07       112,129

(1) All of the foregoing Options were granted pursuant to the 1987 Stock Plan and individual option agreements. The exercise price of each Option (which is equal to the fair market value (as defined) of the Common Stock on the date of grant) is subject to adjustment for stock splits or dividends, combinations, recapitalizations or similar transactions. The Options are exercisable at any time and from time to time in accordance with the terms of the individual option agreements. Shares of Common Stock purchased pursuant to the exercise of options held by Mr. Cohen, Mr. McQuesten, Mr. DeNovellis as to 6,424 shares, Mr. Varakian as to 75,000 shares and Mr. Weinstein as to 8,246 shares are subject to repurchase by the Company within three years of the date of grant of the option at the option exercise price upon the termination of the employee's employment with the Company as follows: as to all shares so purchased if such termination occurs prior to the first anniversary of the date of grant of the option; as to up to two-thirds of the shares which may be purchased pursuant to the option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares which may be purchased pursuant to the option if termination occurs prior to the third such anniversary. Shares of Common Stock purchased upon the exercise of such Options cease to be subject to the right of the Company to purchase them if termination of employment is due to the death or disability (as defined) of the employee, or if a change of control (as defined) of the Company occurs at any time before the employee's employment is terminated or as otherwise provided in the executive's Employment Agreement.

(2) Options granted to Mr. DeNovellis and Mr. Sherman, each as to 110,000 shares, Mr. Varakian as to 275,000 shares and Mr. Weinstein as to 55,000 shares were issued to the named optionees pursuant to the 1987 Stock Plan in February 1997 when SARs granted pursuant to the 1996 Performance Unit Rights Award Plan were cancelled.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the Option is exercised, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based upon the following assumptions: stock price volatility of 0.4, future dividend yield of 0, and risk-free interest rates of 5.64%, 5.66%, 5.71% and 5.80%, based on the 1, 2, 3 and 6-year strip yields of U.S. Treasury Securities at December 28, 1997. It was also assumed that the Options have a weighted average expected life of six years and eleven months based on the agreements described in Note 1 above and historical data with respect to exercises of Options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The table below sets forth information as to the number of securities underlying stock options granted pursuant to the 1987 Stock Plan and the Directors' Plan and the value of such securities as of December 26, 1997 with respect to the Named Executive Officers. None of the Named Executive Officers exercised any stock options during Fiscal 1997.

                                                            NUMBER OF
                                                           SECURITIES             VALUE OF
                                                           UNDERLYING           UNEXERCISED
                                                           UNEXERCISED          IN-THE-MONEY
                                                             OPTIONS              OPTIONS
                                                          AT FY-END (#)        AT FY-END ($)
                                                          EXERCISABLE/          EXERCISABLE/
                         NAME                           UNEXERCISABLE(1)      UNEXERCISABLE(2)
                         ----                           ----------------      ----------------
Malcolm L. Sherman....................................  1,026,162/     --    3,848,422/      --
Stuart W. Cohen.......................................     26,432/     --       44,638/      --
Donato A. DeNovellis..................................    171,345/     --      431,167/      --
Brian R. McQuesten....................................    135,885/     --      431,450/      --
Robert Varakian.......................................    409,800/ 31,200      939,475/  12,900
Jeffrey A. Weinstein..................................    397,728/     --    1,064,375/      --

---------------

(1) Includes the following number of shares of Common Stock subject to repurchase by the Company under the 1987 Stock Plan as of December 28, 1997:
    Mr. Sherman, 5,387 shares; Mr. Cohen, 17,376 shares; Mr. DeNovellis, 36,807 shares; Mr. McQuesten, 11,970 shares; Mr. Varakian, 91,667 shares; and Mr. Weinstein, 24,737 shares.

(2) Based upon the $7.25 closing price of the Common Stock on December 26, 1997 as reported by The Wall Street Journal. Each option has an exercise price equal to the fair market value of the Common Stock on the date of grant.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In July 1992, the Company adopted the Supplemental Executive Retirement Plan (the "SERP"). The SERP is a retirement plan which uses a defined benefit formula to provide for lump sum payments to be made upon retirement, termination of employment, death or disability, to certain officers designated by the Board of Directors, as more fully described below. The SERP is not qualified under
Section 401(a) of the Code.

     Each lump sum payment to a participant in the SERP is calculated in order to equal the actuarial equivalent of a lifetime pension. The amount of a participant's payment under the SERP is generally determined by multiplying an amount designated by the Compensation Committee with respect to such participant by such participant's years of credited service (as defined). Certain additional payments are payable to a participant under the SERP if his employment with the Company terminates within three years of a change in control (as defined) and under certain other circumstances specified in the SERP. A participant's benefits under the SERP vest at 20% per year beginning upon the attainment of five years of credited service (as defined), becoming fully vested upon the attainment of ten years of such credited service; notwithstanding the foregoing, upon a change in control (as defined) of the Company, all participants shall become 100% vested in their benefits in the SERP, and if such participant's employment with the Company terminates within three years after such change in control, a lump sum payment of SERP benefits shall be made to such participant.

     The estimated lump sum payments payable under the SERP to the Named Executive Officer-participants upon each such Named Executive Officer's respective normal retirement date (as defined) will be the actuarial equivalent of an annual payment of the following amounts: Mr. DeNovellis, $41,782 per annum; Mr. McQuesten, $25,075 per annum; and Mr. Weinstein, $47,151 per annum. Mr. Cohen, Mr. Sherman and Mr. Varakian do not participate in the SERP.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has employment agreements (collectively, "Employment Agreements") with its CEO and Senior Management, as well as with other executives and management personnel. The Employment Agreements provide for certain fringe benefits, including life insurance, participation in certain benefit plans of the Company, certain medical expenses, the use of an automobile provided by the Company in the case of Mr. DeNovellis, Mr. Varakian and Mr. Weinstein and an automobile allowance in the case of Mr. Sherman.

     The Employment Agreement of Malcolm L. Sherman began on December 4, 1996 and will continue until terminated by Mr. Sherman or the Company for any reason. The Employment Agreement provides for salary at the annual rate of $250,000 and such bonus as may be determined by the Board of Directors or the Compensation Committee. The Employment Agreement includes a covenant against competition with the Company extending for a period of 36 months after termination for any reason and provides for a gross up payment (as defined) ("gross up payment") if any payment received by him (or his estate) as a result of such termination is subject to the excise tax imposed by Section 4999 of the Code.

     The term of the Employment Agreement of Robert Varakian began on September 25, 1996 and will continue until December 31, 1999 unless terminated earlier and, if not terminated on or before such date, it will automatically renew from year to year. Mr. Varakian's Employment Agreement was amended as of November 14, 1997 (as amended, the "Varakian Employment Agreement") when he became President of Housewares and provides for an annual base salary of $375,000 for the remainder of 1997 and calendar years 1998 and 1999, and, thereafter for each year of the term, as determined by the Board of Directors, provided that in each such year his salary shall be at least 5% higher than his salary in the prior year. The Varakian Employment Agreement specifies a cash bonus for Fiscal 1997 of $200,000. Beginning with fiscal 1998 and each subsequent year of the term, Mr. Varakian is entitled to a non-discretionary target cash bonus of 50% of base salary if Actual EBIT (as defined) of the Housewares Division (as defined) for any such year is 100% of Budgeted EBIT (as defined) for the division for such year. For every variance of 5% for which Actual EBIT is above or below Budgeted EBIT, payment is increased or decreased, as the case may be, by one-third of the target bonus, with no upper limit on the target bonus which may be earned and no target bonus payable at 85% or less of Budgeted EBIT. The Varakian Employment Agreement also provides for a stock option to purchase an aggregate of 75,000 shares pursuant to the Company's 1987 Stock Plan, which option was granted as of November 14, 1997. In the event of Mr. Varakian's death, his estate shall receive a lump sum payment of one year's base salary. In the event of the termination of his employment as a result of his total and permanent disability (as defined) ("total and permanent disability"), the Varakian Employment Agreement provides for salary continuation for 12 months. If he elects to terminate the Varakian Employment Agreement after

6 months but within 24 months of the occurrence of a change of control (as defined) ("change of control") of the Company (unless such change of control was approved by resolution of the Company's board of directors with at least two-thirds of the directors serving as of September 25, 1996 voting in favor), the Company is obligated to pay him a lump sum cash payment equal to (a) three times his then current base salary, plus (b) three times the greater of (i) $150,000, or (ii) the bonus received by him for the fiscal year prior thereto (the "Lump Sum Payment"), and he shall be entitled to the continuation of medical, dental and life insurance benefit coverage (as defined) ("benefit coverage continuation") until the earlier of his full-time employment by a third party with comparable benefits or three years. If his employment is terminated by the Company without good cause (as defined) at any time during the term prior to a change of control or if the Varakian Employment Agreement is not renewed, the Company is obligated to pay him in a lump sum two times his base salary rate plus any bonus to which he is entitled. In addition, he is entitled to continuation of medical, dental and life insurance coverage until the earlier of his full time employment by a third party or two years following such termination. Immediately upon a change of control while he is employed by the Company, he shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of the Company which have been granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent not theretofore paid) to him by the Company ("Stock Rights") at any time prior to the change of control. Following a change of control and upon an event of constructive termination (as defined) or termination of his employment by the Company without good cause, the Varakian Employment Agreement requires the Company to pay him the Lump Sum Payment. The Varakian Employment Agreement includes a covenant against competition with the Company extending for a period of 12 months after termination of employment.

     The Employment Agreements with Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein were amended and restated effective May 25, 1995 and the Employment Agreement with Mr. Cohen was implemented as of June 12, 1995 (collectively, as amended, the "1995 Employment Agreements"). The 1995 Employment Agreements currently provide for base salaries of $182,300, $250,000, $135,200 and $250,000 for Mr. Cohen, Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein, respectively, and provide for increases as determined by the Board of Directors or the Compensation Committee based on performance reviews performed at least annually. The term of each of the 1995 Employment Agreements will continue until terminated by the executive or the Company. In the event of the total and permanent disability of such executive, the 1995 Employment Agreements provide for salary and benefit coverage continuation for 36 months (as to Mr. DeNovellis and Mr. Weinstein) and 12 months (as to Mr. Cohen and Mr. McQuesten), and outplacement benefits. In the event of such executive's death, the executive's estate shall receive a lump sum payment of one year's salary in addition to payment received under the Company's group life insurance plan. In the event of the executive's death or total and permanent disability, the executive's estate in the case of death or the executive in the case of such disability shall immediately have Stock Rights to all shares of stock of the Company held by the executive at any time prior to the executive's death or disability. The 1995 Employment Agreements provide that if employment of the executive is terminated by the Company without good cause (as defined) prior to a change of control of the Company, or in the case of Mr. Weinstein if he notifies the Company of his termination of employment within 90 days after the Company proposes to relocate him without his consent, the Company is obligated to pay the executive a lump sum in cash (the "Lump Sum Payment Amount") equal to (i) the executive's then current salary, plus (ii) the maximum payable to him under all specified compensation bonus plans and arrangements for the fiscal year in which the termination occurs (subject to certain adjustments), plus (iii) an amount equal to the value of the securities, cash or other property allocated to the executive's account in the ESOP for the fiscal year preceding the fiscal year in which the termination occurs, in addition to any distribution from the ESOP to which the executive may be entitled, multiplied (iv) in the case of Mr. DeNovellis and Mr. Weinstein, by two, and in the case of Mr. Cohen and Mr. McQuesten, by one. In addition, the executive shall be entitled to benefit coverage continuation until the earlier of either his full-time employment by a third party or, as to Mr. DeNovellis and Mr. Weinstein, two years, and as to Mr. Cohen and Mr. McQuesten, one year, following such termination, as well as outplacement benefits. Following such termination, certain automobile benefits are provided to Mr. Weinstein and Mr. DeNovellis for a period of two years, and each of the above-named executives shall have Stock Rights to all shares of stock of the Company held by the executive at any time prior to such termination. In addition, each of the above-named executives shall be entitled to receive a gross-up payment if any payment received by him (or his estate) as a result of such termination is subject to the excise tax imposed by Section 4999 of the Code. Immediately upon a change of control while the executive is employed by the Company and without regard to whether or not the executive's employment is terminated, the 1995 Employment Agreements provide that the executive shall immediately have Stock Rights to all shares of stock of the Company held by the executive at any time prior to the change of control. Following a change of control and upon an event of constructive termination or termination of the executive's employment by the Company without good cause or if the executive elects to terminate his 1995 Employment Agreement after 6 months but within 24 months of the occurrence of a change of control of the Company (unless such change of control was approved by the resolution of the Company's board of directors with at least two-thirds of the directors serving as of May 25, 1995 (or June 12, 1995 for Mr. Cohen) voting in favor), the 1995 Employment Agreements of Mr. DeNovellis and Mr. Weinstein require that the Company pay each such executive three times his respective Lump Sum Payment Amount (two times as to Mr. Cohen and Mr. McQuesten), as well as Stock Rights to shares of the Company's stock described above immediately upon such constructive termination, and provide benefit coverage continuation for a period of three years for Mr. DeNovellis and Mr. Weinstein and two years for Mr. Cohen and Mr. McQuesten, outplacement benefits and, with respect to Mr. DeNovellis and Mr. Weinstein, automobile benefits for a period of three years. In addition, each executive shall be entitled to receive a gross-up payment in certain circumstances. The 1995 Employment Agreements of Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein provide that in order to assure prompt payment of amounts due upon termination and as necessary to secure the Company's obligations under any stock appreciation rights plan or other equity-linked plan (excluding stock options, restricted stock subject to repurchase rights, or any equity plan which gives the executive ownership of shares), the Company has agreed to keep in place irrevocable letters of credit in amounts equal to at least four times the annual salary of Mr. DeNovellis and Mr. Weinstein and two and one-half times as to Mr. McQuesten. Each of the 1995 Employment Agreements includes a covenant against competition with the Company after termination for any reason extending for a period of 24 months as to Mr. DeNovellis and Mr. Weinstein and 12 months as to Mr. Cohen and Mr. McQuesten.

401(K) RETIREMENT PLAN

     The Company sponsors a plan which permits employees to defer compensation to the extent permitted by Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan permits, but does not require discretionary contributions by the Company. Other than the employee deferred compensation, the Company made no contributions to the 401(k) Plan in Fiscal 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

LEGAL COUNSEL

     Kenneth J. Novack, a director of the Company, is a member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. The firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Mr. Novack have served as outside legal counsel to the Company since 1988.

ESOP LOANS

     The Company has loaned $6.9 million to the ESOP since fiscal 1989 to purchase an aggregate of 1.8 million shares of ESOP Preferred Stock and one million shares of Common Stock (collectively, the "ESOP Loans"). As of December 31, 1997, the 1997 ESOP plan year-end, a total of $4,054,686 was outstanding under the ESOP Loans. The ESOP Loans bear interest at 7.5% and 10% per annum and mature in 2010 through 2015. As of December 31, 1997, there were 1,186,461 shares of ESOP Preferred Stock and 288,899 shares of Common Stock allocated to employee accounts under the ESOP.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the annual meeting in 1999, a stockholder proposal must be received by the Company no later than November 27, 1998 and must otherwise comply with the requirements of Rule 14a-8. Requests should be delivered in writing to John Jay Althoff, Secretary, EKCO Group, Inc., 98 Spit Brook Road, Suite 102, Nashua, New Hampshire 03062.

     The Board of Directors does not know of any other business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. If any other business calling for a vote of the stockholders is properly presented at the Annual Meeting, the persons holding the proxies will vote your shares in accordance with their best judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the Annual Meeting, and in order to assure the required quorum, please fill out, sign, date and return your proxy promptly.

                                            By Order of the Board of Directors

                                            JOHN JAY ALTHOFF
                                            Secretary

Dated: March 27, 1998

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997 (OTHER THAN THE EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL HOLDERS OF THE COMMON STOCK AND ESOP PREFERRED STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO SUSAN M. SCACCHI, TREASURER, EKCO GROUP, INC., 98 SPIT BROOK ROAD, SUITE 102, NASHUA, NEW HAMPSHIRE 03062.

                                EKCO GROUP, INC.
                          98 Spit Brook Road, Suite 102
                           Nashua, New Hampshire 03062

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 12, 1998

     The undersigned stockholder hereby appoints MALCOLM L. SHERMAN and JOHN JAY ALTHOFF, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of capital stock of EKCO Group, Inc. standing in the name of the undersigned on March 19, 1998 at the Annual Meeting of Stockholders to be held May 12, 1998 at Fleet Bank of Massachusetts, N.A., 75 State Street, Eighth Floor Conference Center, Boston, Massachusetts, at 9:30 a.m., local time, and all adjournments thereof, for the election of directors as set forth on the reverse side and more fully described in the accompanying Proxy Statement.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF MANAGEMENT'S NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

     PLEASE MARK THIS PROXY, DATE AND SIGN IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

          Please mark your
[X]       votes as in this
          example.


(1) ELECTION OF   FOR ALL NOMINEES      WITHHOLD                NOMINEES: George W. Carmany, III
    DIRECTORS     LISTED TO THE RIGHT   AUTHORITY                         Michael G. Frieze
                  (EXCEPT AS MARKED     TO VOTE FOR ALL NOMINEES          Avram J. Goldberg
                  TO THE CONTRARY).     LISTED TO THE RIGHT.              Kenneth J. Novack
                     [    ]                [    ]                         Stuart B. Ross
                                                                          Malcolm L. Sherman
                                                                          Bill W. Sorenson
                                                                          Herbert M. Stein

(Instructions: To withhold authority to vote for any individual nominee(s), write that nominee's name on the space provided below.)

------------------------------------------------------------

(2) OTHER     The Proxies shall vote in their discretion upon such other business as
    MATTERS:  may properly come before the meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature                      Date         Signature                        Date
         ---------------------     ---------         ------------------------    -------
                                                        IF HELD JOINTLY

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. Joint owners should each sign this proxy. If the account is registered in the name of a corporation, partnership or other entity, a duly authorized individual must sign on its behalf and give their title.